Filed pursuant to Rule 424(b)(3)
Registration No. 333-140171

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED MAY 1, 2009

40,988,749 Shares

Common Stock

This prospectus supplement supplements the prospectus, dated May 1, 2009, relating to resales by selling securityholders of our common stock, including shares of common stock issuable upon exchange of exchangeable shares.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus as well as the section entitled “Risk Factors” included in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table beginning on page 19 of the prospectus appearing under the caption “Selling Securityholders” is amended by revising the information with respect to the second, third and fourth selling securityholders listed in that table, and related footnotes, as a result of a transfer of exchangeable shares held by Perfco Investments Ltd., one of the selling securities holders listed in that table.  The second, third and fourth lines of that table, and related footnotes, are revised to read in their entirety as follows:

	Shares of Common	Shares of	Shares of Common Stock Beneficially	Percentage of Common Stock Beneficially Owned
	Stock Beneficially	Common	Owned upon	Upon Completion
	Owned Before the	Stock Being	Completion of	of
Shareholder	Offering	Offered	Offering	Offering
Walter A. Dawson2†	3,130,952	101,587	3,029,365	1.27%
Margaret A. Dawson3†	158,730	158,730	-	-
Firerock Resources Ltd.4†	1,587,302	1,587,302	-	*

* Less than one percent.

†
Shares of common stock beneficially owned prior to offering based on information provided as of November 15, 2007.  Shares of common stock being offered upon exchange of exchangeable shares, exercise of warrants and stock options, as applicable, based on information available as of February 15, 2009.

2
Includes 101,587 shares of common stock issuable upon the exchange of exchangeable shares and 158,333 shares of common stock issuable pursuant to options exercisable within 60 days of February 15, 2009. Also includes 825,000 shares of common stock held by Perfco Investments Ltd., of which Mr. Dawson is the President and sole owner, and 1,587,302 shares of common stock issuable upon the exchange of exchangeable shares held by Firerock Resources Ltd., of which Mr. Dawson is the President and sole owner. Also includes 158,730 shares of common stock issuable upon the exchange of exchangeable shares held by Mr. Dawson’s spouse. Mr. Dawson disclaims beneficial ownership of the 158,730 shares of common stock issuable to his spouse. Mr. Dawson served as a member of our Board until August 4, 2010.

3
Includes 158,730 shares of common stock issuable upon the exchange of exchangeable shares. Does not include shares beneficially owned by Margaret Dawson’s husband, Walter Dawson, or held by Perfco Investments Ltd. or Firerock Resources Ltd. See notes 2 and 4 to this table.

4
Consists of 1,587,302 shares of common stock issuable upon the exchange of exchangeable shares. Walter Dawson, President and sole owner of Firerock Resources Ltd., has sole investment and voting power over the shares of common stock owned by Firerock Resources Ltd. Mr. Dawson served as a member of our Board until August 4, 2010.

The date of this prospectus supplement is September 28, 2011.